UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT of 1934

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DiamondRock Hospitality Company
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March , 2019
Dear Stockholder:
You are cordially invited to attend the 2019 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Tuesday, May 7, 2019 at 10:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland.
The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,

MARK W. BRUGGER
President & Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
2 Bethesda Metro Center
Suite 1400
Bethesda, MD 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 7, 2019

The 2019 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Tuesday, May 7, 2019 at 10:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, for the following purposes:

1.	To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;

2.	To approve on a non-binding, advisory basis, our named executive officer compensation;

3.	To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company for the fiscal year ending December 31, 2019;

4.	To approve an amendment to our charter to eliminate the two-thirds vote requirement necessary to approve amendments to our charter and certain extraordinary actions; and

5.	To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.
You may vote if you were a stockholder of record as of the close of business on March 12, 2019. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign and date the enclosed proxy card and promptly return it in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. TENNIS
Corporate Secretary
March  , 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 7, 2019
The proxy statement and annual report to stockholders are available at www.proxyvote.com

PROXY STATEMENT
DiamondRock Hospitality Company
2 Bethesda Metro Center
Suite 1400
Bethesda, MD 20814

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March  , 2019 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock” or the “Company”), for exercise at the 2019 annual meeting of our stockholders to be held on Tuesday, May 7, 2019 at 10:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, and at any postponement or adjournment thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to consider and vote upon the following matters set forth in the accompanying notice of meeting: (i) the election of directors nominated by our Board of Directors, (ii) a non-binding, advisory vote on executive compensation, (iii) the ratification of the appointment of KPMG LLP as our independent auditors for 2019; (iv) the approval of an amendment to our charter and (v) any other matters that may properly come before the annual meeting for a vote.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”) as of the close of business on March 12, 2019, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the record date. Each outstanding share of common stock entitles its holder of record to cast one vote on each matter to be voted upon.
May I attend the meeting?
All stockholders of record of shares of our common stock on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
How do I vote?
Voting in Person at the Meeting
If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by marking, signing and dating the proxy card and mailing it in the postage-paid envelope provided.

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Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card at any time, 24 hours per day, until 11:59 p.m., Eastern Time, on May 6, 2019. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Internet. You may also authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on May 6, 2019. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. You may also authorize a proxy to vote your shares by mail by marking, signing and dating your proxy card and returning in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal 3) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal 1), the non-binding, advisory resolution on executive compensation (proposal 2) and the amendment to our charter (proposal 4) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.
What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 202,144,913 shares of common stock outstanding and entitled to vote at the annual meeting. Votes withheld for director nominees, abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
What is householding?
The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.
If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
May I revoke or change my proxy instructions?
You may revoke or change your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814; (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or (3) appearing in person, revoking your proxy and voting by ballot at the annual meeting.
Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.
How can I access the proxy materials?
For your review, our 2018 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2018), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2018 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2018 are available at http://www.drhc.com/annual_meeting.html.
How do I learn the results of the vote?
Voting results of the annual meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Eight directors will be elected at our 2019 annual meeting of stockholders to serve until our 2020 annual meeting of stockholders and until their respective successors are duly elected and qualify.
The nominees are Mark W. Brugger, Timothy R. Chi, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, William J. Shaw, Bruce D. Wardinski and Kathleen A. Wayton. Daniel J. Altobello, a director of the Company since 2004, is not standing for re-election. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. Ms. Wayton was initially recommended to our Board of Directors by a search firm and was subsequently recommended by our Nominating and Corporate Governance Committee and elected to our Board of Directors effective February 1, 2019.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our Fourth Amended and Restated Bylaws, as amended, or Bylaws.
Vote Required
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to our Board of Directors and our Nominating and Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the recommendation or take other action.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO ABSTAIN ARE GIVEN.

Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2019 annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 1, 2019. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten(1)	70	Chairman of our Board of Directors and Director
Mark W. Brugger	49	President, Chief Executive Officer and Director
Timothy R. Chi(1)	42	Director
Maureen L. McAvey(1)	72	Director
Gilbert T. Ray(1)	74	Director
William J. Shaw(1)	73	Director
Bruce D. Wardinski(1)	58	Lead Director
Kathleen A. Wayton(1)	59	Director
Jay L. Johnson	42	Executive Vice President and Chief Financial Officer
Thomas G. Healy	51	Executive Vice President, Asset Management and Chief Operating Officer
Troy G. Furbay	52	Executive Vice President and Chief Investment Officer
William J. Tennis	64	Executive Vice President, General Counsel and Corporate Secretary

(1)	Independent Director
The following is a summary of certain biographical information concerning our nominees and senior executive officers:
Nominees
William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008. He also serves on the Board of Directors of Cracker Barrel Old Country Store (NASDAQ: CBRL) and Marriott Vacations Worldwide Corporation (NYSE: VAC).
Mr. McCarten’s prior work experience includes roles with the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, he served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators and other key industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.
Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970. He served on the Advisory Board of the McIntire School from 1981 to 1996.
Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Mr. Brugger was a co-founder of the Company having served as Executive Vice President, Chief Financial Officer and Treasurer prior to being promoted to Chief Executive Officer. He has received recognition for his work at DiamondRock, including being named to Forbes list of America’s Most Powerful CEOs 40 and Under. Additionally, he

was named a finalist for the E&Y Entrepreneur of the Year Award. Mr. Brugger also served as a member of the Board of Directors of Chambers Street Properties from 2013 to 2015, resigning shortly before it merged with another publicly-traded company. Mr. Brugger is a member of the Urban Land Institute and serves on the Board of Directors of the American Hotel & Lodging Association.
Mr. Brugger’s prior work experience includes several roles at Marriott International, Inc. from 2000 to 2004, including the Chief Executive Officer of their synthetic fuels company and Vice President of Project Finance. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential Properties, Inc. (formerly Coscan Washington, Inc.). Mr. Brugger received a Juris Doctorate cum laude from American University Washington College School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 20 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.
Timothy R. Chi has been a member of our Board of Directors since June 2015. Mr. Chi is the co-founder and Chief Executive Officer of WeddingWire Inc., a leading global marketplace serving the wedding and events industry worldwide. Previously, Mr. Chi co-founded Blackboard Inc. in 1998, where he pioneered many of Blackboard’s s product and strategic initiatives and played a critical role in the success of the company through its public offering in 2004. Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a Master’s of Science degree in Engineering Management from Tufts University. Our Board of Directors has determined that Mr. Chi’s qualifications to serve on our Board of Directors include his experience as a CEO of a major corporation, co-founder of Blackboard, Inc., and his depth of knowledge of social media and the tech industry.
Maureen L. McAvey has been a member of our Board of Directors since July 2004. Ms. McAvey was a Senior Resident Fellow for the Urban Land Institute, or ULI, in Washington, DC, where she worked in various positions from 2001 until her retirement in June 2016. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the Board of Trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly-traded company listed on the NYSE. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet-level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the City of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two masters degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University. Our Board of Directors has determined that Ms. McAvey’s qualifications to serve on our Board of Directors include her extensive experience in the real estate industry in both the private and public sectors.
Gilbert T. Ray has been a member of our Board of Directors since July 2004. Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for 28 years and has extensive experience with conventional corporate and tax exempt transactions, as well as international finance. He served as counsel in connection with numerous securities offerings, acquisitions, dispositions and mergers. In addition, Mr. Ray is a member of the board of directors of Dine Brands Global, Inc. (NYSE: DIN), and formerly served as a member of the board of directors of three other publicly-traded companies. Our Board of Directors has determined that Mr. Ray’s qualifications to serve on our Board of Directors include (i) his years of extensive experience in the legal industry as an advisor, (ii) his valuable insights with respect to compensation and corporate governance matters that face our Board of Directors and the Company, and (iii) his perspective on board deliberations drawing from lessons learned from his experience serving on other boards.
William J. Shaw has been a member of our Board of Directors since October 2016. He has served as a director of Marriott Vacation Worldwide Corporation (NYSE: VAC) since July 2011 and as Chairman of the Board of Marriott Vacation Worldwide Corporation since November 2011. He served as Vice Chairman of Marriott International (NASDAQ: MAR) from May 2009 until his retirement in March 2011. He previously served as President and Chief

Operating Officer of Marriott International from 1997 until May 2009. He held several other roles at Marriott International since joining Marriott in 1974. Mr. Shaw serves on the Board of Directors of Carlyle Group Management L.L.C., the general partner of The Carlyle Group, L.P. He also serves on the Board of Trustees of the University of Notre Dame, the Board of Trustees of Suburban Hospital and the J.W. Marriott Family Enterprises. Mr. Shaw previously served on the Board of Directors of Marriott International and also served on the Board of Trustees of three funds in the American Family of Mutual Funds.
Mr. Shaw brings to the Board extensive management experience with Marriott International, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer. Mr. Shaw also has experience as a board member of publicly-traded companies.
Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski is the founder and Chief Executive Officer of Playa Hotels & Resorts N.V. (NASDAQ: PLYA), an owner of all-inclusive resorts located in Mexico and the Caribbean. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to BCC’s acquisition in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company (NYSE: HIH). He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Mr. Wardinski graduated with honors from the University of Virginia and earned an MBA in Finance from the Wharton School of Business at the University of Pennsylvania. He currently serves as Chairman of ServiceSource Foundation, a non-profit advocacy group representing people with disabilities, and serves on the boards of WolfTrap Foundation for the Performing Arts, George Mason University Foundation and James Madison University College of Business Board of Advisors. Our Board of Directors has determined that Mr. Wardinski’s qualifications to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.
Kathleen A. Wayton has been a member of our Board of Directors since February 2019. Ms. Wayton currently serves as Senior Vice President and Chief Information Officer of Southwest Airlines, a position she has held since 2017. In this position, she is responsible for leading all of the airline’s technology efforts to support strategic capabilities. Prior to serving in this position, she also served at Southwest Airlines as Vice President of Business Transformation, Corporate Delivery and Technology from 2012 to 2017, as well as Vice President of Strategic Planning and Implementation from 2008 to 2012 and in various technology positions prior to 2008. Prior to joining Southwest Airlines in 2004, Ms. Wayton held roles at American Airlines and Capital One Auto Finance. Ms. Wayton received a B.B.A. in marketing from the University of North Texas. Our Board of Directors has determined that Ms. Wayton’s qualifications to serve on our Board of Directors include her executive experience in the travel industry and her expertise in the field of technology, both of which have become increasingly important in our industry.
Executive Officers
Jay L. Johnson has been our Executive Vice President and Chief Financial Officer since April 2018. Prior to joining the Company, Mr. Johnson served as Senior Vice President and Treasurer of Host Hotels & Resorts (NYSE: HST), a lodging real estate investment trust, from 2015 to 2018.  In this role, he was responsible for Host’s financing activities globally, including all capital raising, liability management, corporate liquidity, enterprise risk management and acquisition financing.  Prior to his role as Senior Vice President and Treasurer, Mr. Johnson served from 2010 through 2015 in various roles within the corporate finance/treasury group at Host.  Prior to Host, he served in a variety of banking roles at KeyBank Real Estate Capital and Bank of America. Prior these banking roles, he was in the management consulting practice of Deloitte & Touche LLP, the investment banking group at Prudential Securities and the industrial markets trading division of Enron Corporation. He currently serves on the Real Estate Capital Policy Advisory Committee of The Real Estate Roundtable. Mr. Johnson received an M.B.A. from Harvard Business School and a B.A. in economics from Morehouse College.
Thomas G. Healy has been our Executive Vice President, Asset Management and Chief Operating Officer since January 2017. Previously, Mr. Healy worked at Strategic Hotels and Resorts since 2006 and most recently served as EVP/Co-Head of Asset Management, a role in which he had oversight responsibility for the asset management function for both owned assets and third-party contracts. Prior to Strategic Hotels and Resorts, Mr. Healy served in various corporate and property operational roles for Starwood Hotels & Resorts and Hyatt Hotels & Resorts. Mr. Healy is an

alumnus of Johnson & Wales University, where he earned a BS Hospitality Management. Mr. Healy also earned a Masters with Distinction (MSc) in Hospitality and Tourism Leadership from the University of Strathclyde Business School.
Troy G. Furbay has been our Executive Vice President and Chief Investment Officer since April 2014. Previously, Mr. Furbay served as Chief Investment Officer at Loews Hotels & Resorts for four years. Prior to joining Loews, Mr. Furbay was Senior Vice President, Acquisitions and Development at Kimpton Hotels for nine years and prior to that he served in a variety of positions with hospitality companies. Mr. Furbay received a B.A. from the University of North Carolina at Wilmington in 1989 and an M.B.A. from Fordham University in 1995.
William J. Tennis has been our Executive Vice President, General Counsel and Corporate Secretary since January 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and then as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott International, Inc., Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to create incentives for our named executive officers to maximize long-term stockholder value and also to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS

Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year ending December 31, 2019, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Vote Required
The appointment of KPMG LLP as our independent auditor for the current fiscal year will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as DiamondRock’s independent auditor for the year ending December 31, 2019, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2019. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 4: APPROVAL OF AMENDMENT OF CHARTER TO ELIMINATE SUPERMAJORITY PROVISIONS
Proposal
Our Board of Directors as part of its continuing review of corporate governance matters and after careful consideration and upon recommendation by the Nominating and Corporate Governance Committee, has adopted and declared advisable, and recommends for your approval, an amendment to the Articles of Amendment and Restatement of DiamondRock Hospitality Company, as amended (our “Charter”), to reduce the number of stockholder votes necessary to approve amendments to our Charter and certain extraordinary actions from two-thirds of the votes entitled to be cast on the matter to a majority of the votes entitled to be cast on the matter (the “Proposed Charter Amendment”). Our Board of Directors believes that this proposal is consistent with our continuing commitment to best practices in corporate governance. Currently, Section 8.2 of Article VIII of our Charter generally requires the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter to approve amendments to our Charter and certain extraordinary actions, such as a share exchange, merger, sale of all or substantially all of our assets, or a liquidation or dissolution. Under this proposal, except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter will be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Additional Information
The general description of the Proposed Charter Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Charter Amendment, which is attached as Appendix A to this proxy statement and is incorporated by reference herein. Deletions to our existing Charter are indicated by strike-outs. If approved by the requisite vote, the Proposed Charter Amendment will become effective upon the filing of Articles of Amendment containing the Proposed Charter Amendment with, and the acceptance for record of them by, the State Department of Assessments and Taxation of Maryland (the “SDAT”). If the Proposed Charter Amendment is not approved by the requisite vote, then the Articles of Amendment will not be filed with the SDAT and our Charter will continue to require the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter to approve amendments to our Charter and certain extraordinary actions.
Vote Required
Under the Maryland General Corporation Law, a Maryland corporation generally is not permitted to amend its charter without the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter provides that, if such amendment is declared advisable by our Board of Directors and approved by at least 75% of the continuing directors (as defined in our Charter), such amendment may be approved by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. The Proposed Charter Amendment was declared advisable by our Board of Directors, and received the continuing director approval referred to above. Accordingly, the affirmative vote of a majority of the votes entitled to be cast at the annual meeting will be necessary to approve the Proposed Charter Amendment. Abstentions and broker non-votes will have the same effect as votes against this proposal.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our business is built on relationships - with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of our Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: a member with several decades of real estate experience; a former leading corporate lawyer; the former chairman of a public lodging REIT and founder and chief executive officer of a public hotel investment company; the founder and chief executive officer of a major on-line events planning company; the former president and chief operating officer of Marriott International; an executive officer of a major airline company; our former Chief Executive Officer; and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments

•
In November 2018, our Board of Directors adopted and recommended for stockholder approval the Proposed Charter Amendment, which will reduce the number of stockholder votes necessary to approve amendments to our Charter and certain extraordinary actions, such as a merger or other business combination. The Proposed Charter Amendment is being submitted in this proxy statement to stockholders for approval as proposal 4.

Board Structure

•	All of the members of our Board of Directors are elected annually;

•
Directors are elected by a majority voting standard in uncontested elections and by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors in a contested election;

•	Women represent 25% of the directors nominated to our Board of Directors for the 2019 annual meeting;

•
We have opted out of a provision of the Maryland Unsolicited Takeover Act, the effect of which is that the Company is prohibited, without the approval of stockholders, from classifying our Board of Directors, and we may only opt back into such provisions with the affirmative vote of a majority of votes cast by stockholders;

•	All of the members of our Board of Directors, except for our President and Chief Executive Officer, are independent of the Company and its management under the listing standards adopted by the NYSE;

•
All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management under the listing standards adopted by the NYSE;

•	The independent members of our Board of Directors, as well as each of our committees, meet regularly without the presence of management;

•	More than 50% of our non-employee director nominees were appointed in the last six years; and

•
No member of our Board of Directors serves on the boards of more than two public companies other than the Company, and our Chief Executive Officer does not serve on the board of any public company other than the Company.

Stockholder Rights

•	Our Bylaws may be amended by both directors and stockholders by simple majority vote;

•
Our Bylaws include proxy access provisions which allow a stockholder or a group of stockholders who meet certain requirements to include director nominees in our proxy materials for our annual meeting; and

•
Our Corporate Governance Guidelines include a Director Resignation Policy pursuant to which if a nominee who is already serving as a director is not elected pursuant to the applicable voting standard, the director must tender his or her resignation to the Board and the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee receives more votes against than for his or her election at each of two consecutive annual meetings of stockholders if such elections were uncontested.

Change of Control

•	We do not have a stockholder rights plan (i.e., “poison pill”); and

•
We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the initial directors and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.

Stock Ownership Policies

•	To further align the interests of directors and officers with those of long-term stockholders:

•
Each non-executive member of our Board of Directors is required to own stock of the Company with a value of five times his or her annual fee for Board membership (excluding additional retainers for serving as non-executive Chairman, Lead Director or Committee Chair); and

•
Our Chief Executive Officer and his four direct reports are required to own stock of the Company with a value of six or three times his or her base salary, respectively. We updated this policy in 2018 to increase the stock ownership for our Chief Executive Officer from four to six times his base salary.

Clawback Policy

•
We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated, and would have resulted in a lower incentive cash compensation award, where the executive engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated.

Hedging, Short Sales, and Pledging Policies

•	We have adopted policies pursuant to which members of our Board of Directors, each named executive officer and certain other executives are prohibited from:

•	selling any securities of the Company that are not owned at the time of the sale (“short sale”); and

•	purchasing or selling puts, calls or other derivative securities of the Company at any time.

•	Our Insider Trading Policy prohibits members of our Board of Directors, each named executive officer and our employees from pledging any Company securities as collateral for a loan.
Our Board of Directors and Its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Daniel J. Altobello, Mark W. Brugger, Timothy R. Chi, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, William J. Shaw, Bruce D. Wardinski and Kathleen A. Wayton. Mr. McCarten is the Chairman of our Board of Directors and Mr. Wardinski is our lead independent director. Each of our directors stands for election annually.

Director Independence
Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE listing standards, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

•
the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation; or

•
the director was an employee, or an immediate family member was an executive officer, of a company that made payments to or received payments from the Company for property or services which exceeded the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.

In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates made substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.
Our Board of Directors has determined that each of Messrs. Chi, Ray, Shaw and Wardinski and Mses. McAvey and Wayton is an “independent” director under our independence standards and under the NYSE listing standards. These six director nominees will comprise a majority of our eight-member Board of Directors following the election of directors at the 2019 annual meeting. Mr. Altobello, a current board member who is not up for re-election at the 2019 annual meeting, was also determined by our board of directors to be an “independent” director under our independence standards and under the NYSE listing standards.
In addition, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE listing standards, as determined by our Board of Directors. Mr. McCarten ceased to be a named executive officer of the Company effective January 1, 2010. Further, our Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing director independence. Therefore, the only member of our Board of Directors who is not independent under the NYSE listing standards and our independence standards is Mr. Brugger, President and Chief Executive Officer, who is an employee of the Company.
Meetings
Our Board of Directors met eight times during 2018. Each of our directors attended at least 75% of the meetings of our Board of Directors in 2018. We expect each of our directors to attend our annual meeting of stockholders in person unless doing so would be impracticable due to unavoidable conflicts. In 2018, all of our directors attended our annual meeting of stockholders.

Directors who qualify as being “non-management” within the meaning of the NYSE listing standards meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Wardinski, the Lead Director of our Board of Directors.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Company” and subheading “Corporate Governance.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Our Board of Directors may from time to time establish special or standing committees to facilitate the direction of the management of the business and affairs of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.
The table below shows current membership for each of the standing committees of our Board of Directors.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
William J.Shaw*	Gilbert T. Ray*	Bruce D. Wardinski*
Daniel J. Altobello	Daniel J. Altobello	Daniel J. Altobello
Timothy R. Chi	Timothy R. Chi	Timothy R. Chi
Maureen L. McAvey	Maureen L. McAvey	Maureen L. McAvey
Gilbert T. Ray	William J. Shaw	Gilbert T. Ray
Bruce D. Wardinski	Bruce D. Wardinski	William J. Shaw
Kathleen A. Wayton	Kathleen A. Wayton	Kathleen A. Wayton
* Denotes chairman. Effective March 1, 2019, our Nominating and Corporate Governance Committee elected Mr. Shaw to serve as Chairman of our Audit Committee and Mr. Wardinski to serve as Chairman of our Compensation Committee.

Audit Committee
Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function. In addition, our Audit Committee provides oversight to our management in management’s efforts to ensure that our internal control systems over financial reporting processes comply with all relevant rules and regulations promulgated by either the NYSE or the SEC.
During 2018, our Audit Committee was comprised of six of our independent directors: Bruce D. Wardinski (Chairman), Daniel J. Altobello, Timothy R. Chi, Maureen L. McAvey, Gilbert T. Ray and William J. Shaw. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Messrs. Altobello, Shaw and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.
Our Audit Committee met four times during 2018 and each of the members attended at least 75% of the meetings of the Audit Committee.

The Report of our Audit Committee is included in this proxy statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code.
During 2018, our Nominating and Corporate Governance Committee was comprised of six of our independent directors: Gilbert T. Ray (Chairman), Daniel J. Altobello, Timothy R. Chi, Maureen L. McAvey, William J. Shaw and Bruce D. Wardinski. Our Nominating and Corporate Governance Committee met four times during 2018 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.
Compensation Committee
Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.
During 2018, our Compensation Committee was comprised of six of our independent directors: Daniel J. Altobello (Chairman), Maureen L. McAvey, Timothy R. Chi, Gilbert T. Ray, William J. Shaw and Bruce D. Wardinski. Our Compensation Committee met four times during 2018 and each of the members attended at least 75% of the meetings of our Compensation Committee.
Pursuant to its charter, our Compensation Committee is authorized to retain any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In 2018, as in previous years, our Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its consultant. FW Cook advises and consults with our Compensation Committee on compensation issues, compensation design, and keeps our Compensation Committee apprised of regulatory, legislative and accounting developments and competitive practices related to executive compensation. FW Cook assisted our Compensation Committee in the design, structure and implementation of the executive compensation program for 2018. FW Cook reports directly to our Compensation Committee, and a representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or its members outside of meetings. FW Cook does no other work for the Company.
In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, FW Cook addressed each of the six independence factors established by the NYSE with our Compensation Committee. Their responses affirmed the independence of FW Cook on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of FW Cook does not raise any conflicts of interest or similar concerns.
The Report of our Compensation Committee is included in this proxy statement.
Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance

Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2019 annual meeting. All stockholder recommendations for director candidates for election at our 2020 annual meeting must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:

•	the name and address of record of the stockholder;

•
a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act;

•
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•
a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•
the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in the Bylaws of the Company and described in the section titled “Stockholder Nominations of Directors.”
Proxy Access
In November 2017, our Board of Directors adopted an amendment to the Bylaws to include a proxy access provision to permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include certain director nominees in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three years;

•
represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

•
provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:

•	have the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:

•	a majority of our Board of Directors will be “independent” as defined by the NYSE listing standards;

•	each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and

•
at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.
Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.
Criteria and Diversity
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. While we do not have a formal diversity policy, our Board of Directors believes that diversity and commensurate different viewpoints and perspectives strengthens the ability of our Board of Directors to perform its responsibilities and make sound strategic decisions. Our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may

therefore consider a broad range of factors related to the qualifications and background of nominees, which is not limited only to diversity. We believe it is important to take into account these additional factors. With the February 2019 election of Ms. Wayton, 25% of our director nominees are women. Additionally, 25% of our director nominees are ethnically diverse.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that at the present time it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals elected to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the Lead Director, sets the agenda for meetings of the Board of Directors.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “Lead Director” structure pursuant to which one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Wardinski is our Lead Director. The Lead Director is the presiding director when our Board of Directors meets in executive session. In addition, our Lead Director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.
The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention. As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares, which encourage our executives to maintain as well as increase stockholder value. We have not granted stock options for several years. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period in terms of stockholder return relative to a lodging REIT peer group and hotel market share improvement. Our clawback policy, stock ownership policies and anti-hedging and anti-pledging policies further mitigate risk. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”
Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. In addition, you may do so online at https://www.drhc.com/whistleblower.php. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).
Other Corporate Governance Matters
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at https://www.drhc.com under the heading “Company” and subheading “Corporate Governance” and under the document entitled “Code of Business Conduct and Ethics.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at https://www.drhc.com under the heading “Company”, under the subheading “Corporate Governance” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairman of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•
the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the fact of the common directorship or interest is disclosed to stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.
Succession Policy
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.
Sustainability
Annually, we submit a response to the Global Real Estate Sustainability Benchmarking Survey (the “GRESB Report”), which benchmarks the Company's approach and performance on environmental, social and governance indicators against other real estate companies. In 2018, we achieved the fourth highest score in the Global Lodging Sector and earned Green Star Status. The GRESB report is on our website.

DIRECTOR COMPENSATION
The following chart summarizes the compensation earned by our non-employee directors in 2018. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
William W. McCarten(2)	182,500	85,000	8,054	275,554
(Chairman)
Bruce D. Wardinski	117,500	85,000	—	202,500
(Lead Director and Audit Committee Chairman)
Daniel J. Altobello	97,500	85,000	9,352	191,852
(Director and Compensation Committee Chairman)
Timothy R. Chi	82,500	85,000	—	167,500
(Director)
Maureen L. McAvey(3)	82,500	85,000	—	167,500
(Director)
Gilbert T. Ray(4)	92,500	85,000	10,000	187,500
(Director and Nominating and Governance Committee Chairman)
William J. Shaw	82,500	85,000	—	167,500
(Director)

(1)
Mr. Brugger is not included in this table because he was an employee of the Company in 2018 and thus received no separate compensation for service as a director, other than reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.

(2)	As of December 31, 2018, Mr. McCarten held 21,897 deferred stock units.

(3)	As of December 31, 2018, Ms. McAvey held 39,295 deferred stock units.

(4)	As of December 31, 2018, Mr. Ray held 72,112 deferred stock units.

(5)
The amounts set forth in this column represent the grant-date fair value of unrestricted stock awards to our non-employee directors. Each non-employee director was granted 7,191 fully vested shares of common stock on May 9, 2018, except directors who deferred the receipt of the annual unrestricted stock award. All such shares had a market value of $85,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Messrs. McCarten and Ray elected to receive deferred stock units and Messrs. Altobello, Chi, Shaw and Wardinski and Ms. McAvey elected to receive shares of common stock.

(6)
All other compensation represents reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts and cash dividends received on deferred stock units.

Reasonableness of Non-Employee Director Compensation
Our philosophy on director compensation is to pay directors competitively and fairly for the work required. The design of our program is consistent with recognized best practice with the following provisions:

•	Retainer-only cash compensation with no fees for attending meetings that is an expected part of board service.

•	Additional retainers for special roles such as Board Chair, Lead Director and committee chairs to recognize their incremental time and effort.

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Significant portion of total compensation in full-value equity shares, for alignment with stockholders, where annual grants are based on a competitive fixed-value formula and immediate vesting to avoid director entrenchment.

•	Meaningful stock ownership requirements of five times the annual cash retainer.

•	Flexible voluntary deferral provisions and no material benefits or perquisites.

•
Our 2016 Equity Incentive Plan, approved by stockholders at the 2016 annual meeting, includes a $500,000 annual compensation limit on all forms of compensation for non-employee directors other than the chairman and vice chairman of our Board of Directors.

In August of each year, our Compensation Committee reviews the compensation of our non-employee directors. In 2018, our Compensation Committee engaged FW Cook to conduct a study of compensation paid to non-employee directors of comparable public companies. The comparable companies were the same lodging REITs as were used in competitive comparisons of executive compensation (see Compensation Discussion and Analysis - Use of Competitive Sets). This review indicated that our director compensation program was below the median of the peer group and FW Cook recommended that the annual compensation be modified to increase the annual retainer by $5,000, effective at the beginning of the third quarter of 2018, and increase the annual stock award by $5,000, effective for the equity grant in 2019.
Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of the same six independent directors in 2018 and often a meeting might discuss matters involving the area of responsibility of more than one committee.
The following chart reflects the annual cash retainers paid to our non-employee directors in 2018.

Name	Annual Fee for Board Membership (1)	Annual Fee for Committee Chairs & Lead Director	Total Cash Fees Paid
William W. McCarten	$82,500	$100,000	$182,500
(Chairman)
Bruce D. Wardinski (2)	$82,500	$35,000	$117,500
(Lead Director & Audit Committee Chairman)
Daniel J. Altobello	$82,500	$15,000	$97,500
(Director and Compensation Committee Chairman)
Timothy R. Chi	$82,500	$—	$82,500
(Director)
Maureen L. McAvey	$82,500	$—	$82,500
(Director)
Gilbert T. Ray	$82,500	$10,000	$92,500
(Director and Nominating and Governance Committee Chairman)
William J. Shaw	$82,500	$—	$82,500
(Director)

(1)	The annual retainer was $80,000 for the first half of 2018. In August 2018, the annual retainer was increased to $85,000, which applied to the second half of 2018.

(2)	The additional annual retainer for our Lead Director is $20,000 and the additional annual retainer for our Audit Committee Chairperson is $15,000.

Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors.
On May 9, 2018, we issued (i) 7,191 shares of common stock to each of those directors electing to receive the equity award and (ii) 7,191 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $85,000, based on the closing stock price for our common stock on such day.
Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who received such reimbursement and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
Under our stock ownership policy, each of our non-employee directors has an ownership target which establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. We count towards this minimum stock ownership target owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual cash retainer for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.38 per share for 2019). Until a non-employee director achieves the minimum stock ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Our “named executive officers” for 2018 were as follows:

Name	Title
Mark W. Brugger	President and Chief Executive Officer
Jay L. Johnson(1)	Executive Vice President and Chief Financial Officer
Sean M. Mahoney(2)	Former Executive Vice President, Chief Financial Officer and Treasurer
Thomas G. Healy	Executive Vice President and Chief Operating Officer
Troy G. Furbay	Executive Vice President and Chief Investment Officer
William J. Tennis	Executive Vice President, General Counsel and Secretary

(1)	Mr. Johnson became our Executive Vice President and Chief Financial Officer effective as of April 1, 2018.

(2)	Mr. Mahoney departed the Company on March 31, 2018.
Our executive compensation program has been designed to meet the following objectives:

•	to be straightforward, transparent and market-based;

•	to create proper incentives for our executive team to achieve corporate and individual strategic objectives and maximize sustainable long-term stockholder value; and

•	to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.
Company Highlights
We believe our high-quality hotel portfolio is well positioned within top lodging markets in the U.S. In 2018, we continued to successfully execute on our strategic objectives, including an intense focus on asset management, capital allocation, and balance sheet management. We realized several significant accomplishments in 2018, including:

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Achieved 1.3% growth in revenue per available room (RevPAR) for the full year, despite revenue displacement that resulted from significant, strategic renovation projects and a union strike impacting the Westin Boston Waterfront Hotel.

•
Improved portfolio quality by investing approximately $274 million to acquire three hotels: The Landing Resort & Spa for approximately $42 million, Hotel Palomar Phoenix for approximately $80 million and Cavallo Point Resort for approximately $152 million.

•
Continued rigorous cost controls at our hotels through asset management initiatives, which resulted in comparable hotel operating profits improving 8 basis points, excluding the Westin Boston Waterfront Hotel, which was impacted by a union strike.

•	Opportunistically issued approximately 7.5 million shares of common stock under the Company’s at-the-market equity offering program at an average price of $12.56 per share.

•
Continued our opportunistic stock repurchase program, which resulted in the repurchase of approximately 6.5 million shares of the Company’s stock through January 31, 2019 at an average purchase price of $9.50 per share under the Company’s share repurchase plan.

•
Completed the planning and design for the rebuild of the hurricane-damaged Frenchman’s Reef and commenced construction, while pursuing all legal rights to collect for damages under the applicable insurance policies.

•
Strategically invested approximately $115 million into our portfolio during 2018, which included seven significant renovation projects. Major repositionings included the renovation and rebranding of the Havana Cabana Key West and the comprehensive renovation and rebranding of the Hotel Emblem San Francisco, a Viceroy Urban Collection hotel.

•	Obtained a $50 million unsecured term loan in connection with the acquisition of Cavallo Point Resort.

•	Ended 2018 with a weighted average borrowing cost of 4.01%, a weighted average maturity of approximately 4.7 years and 23 of our 31 hotels unencumbered by mortgage debt.

•	Ended 2018 with approximately $43.9 million of unrestricted corporate cash and investment capacity of approximately $350 million to remain opportunistic in 2019.
2018 Compensation Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose		Process/Highlights
Base Salary	•	Fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed each year by the Compensation Committee with assistance from its compensation consultant.
	•	Based on competitive market, individual role, experience, performance and potential.	•	Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.
Annual Cash Incentive Compensation	•	Performance-based cash incentives that reward achievement of annual performance objectives.	•
In 2018, our AFFO per share was $0.96 resulting in a payout of 82.5% of target for this component. Factoring in the achievement of individual objectives, actual bonuses paid for 2018 performance ranged from 91% to 106% of the executive’s target opportunity.

	•	Tied to Company's business plan and strategic goals.
	•	Based 75% on Adjusted Funds From Operations (AFFO) per share and 25% on individual objectives.	•	Refer to the subsection entitled “Cash Incentive Compensation Program” under the discussion of “Compensation Elements” for more detail.
Long-Term Equity Incentive Compensation	•	Aligns executive compensation with total stockholder return and hotel market share improvement over multi-year performance and vesting periods.	•	Grants are made in the first quarter each year.
	•	50% of long-term equity incentives vest subject to pre-established multi-year performance objectives.	•
Grants made in 2018 were 50% in performance stock units (PSUs) that vest after three years and 50% in time-based restricted stock that vest ratably over three years. PSUs may be earned from 0% to 150% of a target number of PSUs. 50% of the PSUs are based on our total stockholder return (TSR) relative to a peer group over a three-year performance period and 50% of the PSUs are based on achieving improvement in the market share of our hotels over a three-year performance period. Beginning for PSUs issued in 2018, the number of PSUs earned based on relative TSR is subject to a “negative TSR cap” that limits the number of PSUs earned to no more than the target amount if absolute TSR is negative for the performance period. Refer to the subsection entitled “Long-Term Incentive Compensation” under the discussion of “Compensation Elements” for more detail.

	•	Promotes retention of key talent.

Compensation Component	Description and Purpose		Process/Highlights
Benefits and Limited Perquisites	•	Designed to attract and retain high-performing employees.	•	All employee plans are reviewed annually.
	•	Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.
•
Named executive officers participate in the same benefits plans as all other employees, with the exception of a deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect for the deferred compensation plan.

	•	As a member of our Board of Directors, Mr. Brugger is entitled to annual reimbursement of up to $10,000 for certain hotel stays.
Target Direct Compensation Mix
The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of time-based restricted stock and PSUs for our Chief Executive Officer and the average of our other named executive officers in 2018.
Other NEOs include Messrs. Furbay, Healy, Johnson and Tennis.
Pay and Performance Alignment
As the pie graphs above illustrate, the majority of our CEO’s pay opportunity and a substantial portion of our other named executive officers’ pay opportunities are performance-based and in the form of long-term equity awards, which are aligned with stockholder interests. As a result, actual pay delivery for the CEO and other named executive officers are closely correlated with performance on both an absolute and relative basis.
The following table illustrates how our relative total stockholder return from 2015 to 2017 was aligned with relative CEO realizable pay for the premium hospitality REITs in our competitive set. We used these three years because as of the date of our proxy filing, 2015, 2016, and 2017 were the three most recent fiscal years for which CEO compensation had been reported for all of the peer companies with whom we compete for talent, acquisitions and investment.

Notes:

•	Source: SEC filings and S&P Capital IQ.

•	Three-year data were unavailable for Park Hotels & Resorts, which spun off from Hilton Worldwide in 2017.

•
Realizable pay is the sum of (1) earned salary, bonus and non-equity incentive plan compensation, pension accruals, and all other compensation as reported in the Summary Compensation Table of each company’s annual proxy statements; (2) gains from stock option exercises, vested restricted stock, and earned performance shares for grants made in 2015, 2016 and 2017; and (3) in-the-money value of outstanding unexercised stock options, restricted stock, and performance shares for grants made in 2015, 2016 and 2017, including dividends/dividend equivalents. Performance shares for the peer companies are valued at actual payout for completed cycles, and target for cycles in progress. All outstanding equity awards are valued as of each company’s 2017 fiscal year end stock price. For the Company, realizable pay is based on 2015 and 2016 performance shares paying out at 51.8% and 74.3% of target, respectively, and 2017 performance shares tracking at 49.3% of target as of December 31, 2018.

Our Compensation Committee believes that our long-term incentive program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value. Because our relative TSR has underperformed our peers, the earned value of our PSUs has paid out, or is tracking, below target, as illustrated in the following graph:

PSUs granted in 2014 and 2015 were based 100% on relative TSR. For PSUs granted in 2016, 75% of the grant value was awarded in PSUs tied to relative TSR and 25% in PSUs tied to hotel market share performance. For PSUs granted in 2017 and 2018, 50% of the grant value was awarded in PSUs tied to relative TSR and 50% in PSUs tied to hotel market share performance. The payout for the PSUs tied to relative TSR granted in 2018 will be capped at target if our absolute TSR is negative for the three-year performance period.
Compensation Best Practices
Our executive compensation program incorporates the following best practices:

•	Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.

•	No guarantees of minimum cash incentive payments are provided.

•	The target pay opportunity for our Chief Executive Officer is approximately 60% and, on average, for our other named executive officers is approximately 50% in the form of long-term equity incentives.

•	One half of the long-term equity incentives are tied to the achievement of multi-year performance goals.

•	Our equity plan prohibits liberal share recycling.

•	Our equity plan requires a minimum of one-year vesting on any equity awards issued to executives.

•	Any change in control payments under severance agreements are subject to a “double-trigger.”

•
Named executive officers are required to accumulate and hold a meaningful amount of stock. The ownership target for the Chief Executive Officer is six times his base salary and three times base salary in the case of all other executive officers.

•
No perquisites are provided to named executive officers that are not otherwise provided to all employees, except executive officers and certain senior-level employees may participate in our deferred compensation plan. There is no Company match in effect under our deferred compensation plan. In his capacity as a member of our Board of Directors, Mr. Brugger is entitled to reimbursement up to $10,000 for lodging, meals and certain other expenses at hotels either owned by us or other hotels, which he has never used.

•	Our Compensation Committee retains and meets regularly with an independent compensation consultant who advises on executive and director compensation.

•	Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	Clawback policy is in effect to recover amounts inappropriately paid in the event of certain restatements of our financial statements.

•	Anti-hedging policy is in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.

•	Pledging of Company securities is prohibited.

•	Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.
Compensation Committee Procedures, Compensation Consultant, Input of Named Executive Officers on Compensation and Stockholder Advisory Resolution
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. Our Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.

In determining executive compensation for 2018, our Compensation Committee considered the over 95% stockholder support for the “say-on-pay” proposal received at the 2017 annual meeting of stockholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future. At the 2018 annual meeting of stockholders, stockholders endorsed the Company’s executive compensation by voting over 74% in favor of such compensation. Although we received majority support in 2018 for say-on-pay, this level of support was lower than the above 90% favorable vote in each of the previous seven years.
Notwithstanding support from our stockholders, in April 2018, we reached out to our top 25 stockholders, representing approximately 80% of our total outstanding shares, in order to understand their views on our executive compensation program and maintain an open line of communication. Mr. Wardinski, our Lead Director, Mr. Johnson, our Chief Financial Officer, and Mr. Tennis, our General Counsel, participated in these conversations. Further, in October 2018, Mr. Johnson and Mr. Tennis again reached out to nine of our largest stockholders, including seven of the top ten, who held shares representing more than 50% of the Company’s total outstanding shares. During these discussions in April and October, our investors commented on the importance of creating alignment between pay and performance and incentivizing long-term value creation. Overall, our investors were supportive of our executive compensation practices. Nevertheless, in recognition of last year’s say-on-pay vote result and as part of the Compensation Committee’s regular annual review process, the Compensation Committee determined to take certain actions to further enhance the pay-for-performance alignment of our executive compensation program. Specifically, the actions taken by the Compensation Committee included:

•	Modifying the Annual Cash Incentive Plan for 2018 to add even more rigor around bonus targets by increasing the AFFO goals and making personal goals even more specific and measurable;

•	Adding a “negative TSR cap” to the PSUs tied to relative TSR that limits the potential number of PSUs earned to no more than target if absolute TSR is negative for the performance period; and

•	Increasing the stock ownership target for the Chief Executive Office from four times his base salary to six times his base salary.
We remain committed to continuing our engagement with our stockholders on matters of executive compensation and corporate governance. As our stockholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, if needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.
Independent Consultant
FW Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FW Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. FW Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, our Compensation Committee permits FW Cook to receive input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the prior year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee, at this meeting, also reviews appropriate compensation studies and surveys. After the review, our Compensation Committee finalizes and approves the design of the compensation plan for the upcoming year.

Our Compensation Committee engages FW Cook to provide a benchmarking study of executive officer compensation compared to similarly situated REITs, or what we call “competitive sets.” Following the review of the study and considering the skill level of each executive, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Use of Competitive Sets
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. As we target our total compensation to be at or close to the median of our competitive set, we seek to ensure that at least approximately half of the target compensation opportunity provided to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive set. We generally attempt to pay base salaries at levels competitive with that of our competitive set.
In 2017, FW Cook conducted a competitive analysis of executive compensation levels against our competitive set to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives and our incentive program for 2018. The competitive set was comprised of 13 lodging-focused, self-managed REITs with market capitalizations in range with the Company's market capitalization. Additionally, we typically review the executive compensation practices at Host Hotels & Resorts, Inc. (NYSE: HST), but we exclude this information from summary statistics as HST is substantially larger than us. The REITs in our competitive set for the analysis were:

Lodging REIT Competitive Set
Company	Ticker Symbol	Market Capitalization as of 12/31/17 (in millions)
Apple Hospitality REIT	APLE	$4,374
Chatham Lodging Trust	CLDT	$1,032
Chesapeake Lodging Trust	CHSP	$1,600
Felcor Lodging Trust (1)	FCH	$1,010
Hersha Hospitality Trust	HT	$724
LaSalle Hotel Properties	LHO	$3,178
Park Hotels and Resorts	PK	$6,177
Pebblebrook Hotel Trust	PEB	$2,563
RLJ Lodging Trust	RLJ	$3,825
Ryman Hospitality Properties, Inc.	RHP	$3,496
Summit Hotel Properties, Inc.	INN	$1,588
Sunstone Hotel Investors, Inc.	SHO	$3,725
Xenia Hotels & Resorts, Inc.	XHR	$2,304
75th Percentile		$3,725
Median		$2,563
25th Percentile		$1,588
DiamondRock Hospitality Company	DRH	$2,261
Percentile Rank		41%
Source: S&P Capital IQ
(1) Felcor Lodging Trust was included in the competitive set until its merger with RLJ Lodging Trust in September 2017. Market capitalization for Felcor Lodging Trust is as of August 31, 2017.

In 2018, FW Cook reviewed our competitive set and advised our Compensation Committee that no changes were necessary to our lodging REIT competitive set. LaSalle Hotel Properties was included in the competitive set until its merger with Pebblebrook Hotel Trust in November 2018.
Our executives’ target compensation for 2018 compared to the most recently disclosed (as of the fourth quarter of 2018) target compensation of executives in the revised lodging REIT competitive set is as follows:

Lodging REIT Competitive Set
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Target Compensation
Mr. Brugger	Chief Executive Officer	5 of 13	7 of 13	7 of 13	6 of 13
Mr. Johnson	Chief Financial Officer	12 of 13	12 of 13	12 of 13	12 of 13
Mr. Healy	Chief Operating Officer (1)	2 of 8	4 of 8	4 of 8	4 of 8
Mr. Furbay	Chief Investment Officer (1)	8 of 11	9 of 11	10 of 11	10 of 11
Mr. Tennis	General Counsel (1)	3 of 6	3 of 6	3 of 6	3 of 6

(1)	Certain of the companies included in the lodging REIT competitive set do not publicly report compensation for a Chief Operating Officer, Chief Investment Officer or General Counsel.
The table above reflects our relative ranking in target compensation for 2018 versus the most recently disclosed peer group data at the time of the analysis. Actual compensation may be above or below these targets, based on actual performance. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to a portion of the PSUs, relative to the peer group.
Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:

1.	base salary;

2.	cash incentive compensation program;

3.	long-term incentive compensation; and

4.	benefits and limited perquisites.

1.	Base Salary

We review our executives’ base salaries annually in the fourth quarter of each calendar year.
Our primary compensation philosophy is to target our total compensation to be at or close to the median of our competitive set and to ensure that at least approximately half of the target compensation opportunity for our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to executives of the companies in our competitive set. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive set. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive set.
The base salaries for 2019, 2018 and 2017 are as follows:

Name	2019	2018	2017
Mark W. Brugger	$775,000	$775,000	$765,000
Jay L. Johnson(1)	$450,000	$400,000	$—
Sean M. Mahoney(2)	$—	$450,000	$450,000
Thomas G. Healy	$464,000	$450,000	$450,000
Troy G. Furbay	$464,000	$450,000	$426,000
William J. Tennis	$412,000	$400,000	$383,000

(1)	Mr. Johnson joined the Company on March 19, 2018 and became Executive Vice President and Chief Financial Officer effective April 1, 2018.

(2)	Mr. Mahoney departed the Company on March 31, 2018.
For the calendar year 2018, our Compensation Committee determined it was appropriate to increase Mr. Brugger's base salary to $775,000 to position it closer to the median of the lodging REIT competitive set. The base salaries for Messrs. Mahoney and Healy remained at $450,000. In addition, our Compensation Committee determined it was appropriate to increase the base salary of Mr. Furbay to $450,000 and the base salary of Mr. Tennis to $400,000 in order to keep their base salaries close to the median of our competitive set. Upon his appointment as Executive Vice President and Chief Financial Officer, Mr. Johnson’s base salary for 2018 was set at $400,000.

For the calendar year 2019, our Compensation Committee determined not to increase Mr. Brugger's base salary from his 2018 level. Our Compensation Committee determined it was appropriate to increase Mr. Johnson’s base salary to $450,000 to position it closer to the median of the lodging REIT competitive set. The Committee also determined to increase the base salaries of Messrs. Healy, Furbay and Tennis by approximately 3% based on the median base salary among our competitive set which was also consistent with the base salary increases for all other employees of the Company.

2.	Cash Incentive Compensation Program
We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program.
The performance measures and weightings established by our Compensation Committee for 2018 under our cash incentive compensation program are set forth below.

Components of Cash Incentive Compensation Program	Weighting
Adjusted Funds From Operations per share (AFFO per share) (1)	75%
Achievement of certain individual strategic objectives	25%

(1)
We compute the AFFO component of the cash incentive program by adjusting Funds From Operations (or FFO), which we calculate in accordance with the standards established by NAREIT, for certain non-cash items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2018. In addition, the AFFO per share target excludes the income tax provision and corporate bonus expense.

AFFO Per Share
The AFFO component of our cash incentive compensation program is determined by calculating how well the Company performed against the AFFO target, which is based on the Company’s annual budget. We use the budgets submitted by each of our hotel managers for each hotel as the basis for our annual budget. These budgets are “rolled up” into a single budget, from which we prepare the annual budget submitted to our Board of Directors for approval. When the annual budget is approved by our Board of Directors, the AFFO target is determined based on the approved budget.
In 2018, unlike in prior years, our Board of Directors determined that the AFFO per share target should be higher than the approved budget of $0.96 and instead set the AFFO per share target at $0.99. Although the 2018 AFFO per share target of $0.99 was lower than the 2017 AFFO per share target of $1.05, this is attributable to the closure of one of the Company's larger hotels, Frenchman’s Reef, for all of 2018 as a result of extensive damage from two hurricanes in 2017 and the related loss of income. If the hotel had not been closed, the 2018 AFFO per share target would have been greater than the 2017 AFFO per share target.
The following table illustrates the threshold, target, and maximum AFFO per share objectives for the 2018 cash incentive program.

Performance Level	AFFO/Share		Cash Incentive Payout (as % of Target)
<Threshold	<	$0.89	0%
Threshold		$0.89	50%
Target		$0.99	100%
Maximum	≥	$1.09	200%
For performance that falls between threshold and the target or between the target and maximum, bonuses are calculated based on a linear interpolation for achievement in between each of those performance levels, with the maximum that a named executive officer could earn being 200% of the target. In 2018, the senior executives earned 82.5% of target under this component based on AFFO per share of $0.96.
Individual Strategic Objectives

Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual strategic objectives. Our Compensation Committee established strategic objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities as they related to the Company’s overall business plan. For 2018, in response to stockholder feedback, the individual strategic component was made more objective by developing specific target and maximum performance goals and assigning weightings to each measure.
As they do each year, our Compensation Committee assessed the individual achievements of each executive officer relative to individual business objectives and our Chief Executive Officer provided his assessment of each executive officer other than himself. In addition, the Chairman of the Board, Lead Director and Chairman of our Nominating and Corporate Governance Committee collectively interviewed each executive officer and board member to prepare an assessment of the performance of our Chief Executive Officer, which assessment was delivered to our Board of Directors.
Each executive’s individual strategic measures, along with the Compensation Committee’s determination of overall performance achievement for the individual strategic component, is summarized in the following tables:

Mark W. Brugger
Strategic Measures		Performance Achievements
•	Driving RevPAR growth for the Company's portfolio
Overall, performance was achieved at 138% of target on Mr. Brugger’s strategic measures. Targets were exceeded with respect to the majority of measures, including successful acquisition volume, EBITDA improvement at specific properties, progress on the insurance claim for Frenchman’s Reef, achievement of underwriting on recent acquisitions and stockholder outreach. RevPAR and profit margin performance were at target, and performance was between threshold and target on minimizing renovation displacement.

•	Maximizing profit margins, as measured by gross operating profit
•	Completing acquisitions to enhance the Company’s portfolio
•	Improving EBITDA at specific properties
•	Pursuing insurance claims for Frenchman’s Reef following 2017 hurricanes and closure while moving forward on rebuild
•	Achieving results consistent with underwriting on acquisitions completed in prior two years
•	Minimizing renovation displacement
•	Engaging in stockholder outreach

Jay L. Johnson
Strategic Measures		Performance Achievements
•	Pursuing insurance claims for Frenchman’s Reef following 2017 hurricanes and closure while moving forward on rebuild
Overall, performance was achieved at 147% of target on Mr. Johnson’s strategic measures. Targets were exceeded with respect to the majority of measures, including progress on the insurance claim for Frenchman’s Reef, overhauling the TRS tax structure, stockholder outreach, and enhancing our investor relations strategy.

•	Reviewing and overhauling our taxable REIT subsidiary (TRS) tax structure
•	Enhancing investor relations strategy
•	Originating and closing mortgage financing for a property
•	Engaging in stockholder outreach

Thomas G. Healy
Strategic Measures		Performance Achievements
•	Driving RevPAR growth for the Company's portfolio
Overall, performance was achieved at 118% of target on Mr. Healy’s strategic measures. RevPAR and profit margin performance were at target. Performance was above target with respect to EBITDA improvement at specific properties and the redesign of Frenchman’s Reef.

•	Maximizing profit margins, as measured by gross operating profit
•	Minimizing renovation displacement
•	Improving EBITDA at specific properties
•	Ensuring completion of Frenchman's Reef design and preparation for rebuild
•	Ensuring achievement of guest satisfaction scores at our franchised hotels to meet or exceed brand standards

Troy G. Furbay
Strategic Measures		Performance Achievements
•	Completing acquisitions to enhance the Company’s portfolio
Overall, performance was achieved at 156% of target on Mr. Furbay’s strategic measures. Performance exceeded target with respect to successful acquisition volume and the achievement of underwriting on recent acquisitions. Performance was between threshold and target for retail space leasing.

•	Achieving results consistent with underwriting on acquisitions completed in prior two years
•	Determining structure for ongoing operations at Frenchman's Reef upon rebuild, including franchisor, manager and terms for retail tenants.
•	Completing leasing of certain retail spaces

William J. Tennis
Strategic Measures		Performance Achievements
•	Pursuing insurance claims for Frenchman’s Reef following 2017 hurricanes and closure while moving forward on rebuild	Overall, performance was achieved at 178% of target on Mr. Tennis’ strategic measures. Performance exceeded target on all measures.
•	Completing union buyout at the Lexington Hotel
•	Engaging in stockholder outreach
•	Ensuring resolution of outstanding litigation
The annual incentive opportunity ranges for 2018 and the actual cash incentive compensation earned and paid for 2018 performance as a percentage of base salary were as follows:

	2018 Cash Incentive Opportunity (as % of Base Salary)			2018 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Target	% of Base Salary	$ Value
Mark W. Brugger	70%	140%	280%	96.4%	134.9%	$1,045,487
Jay L. Johnson	40%	80%	160%	98.6%	78.9%	$315,561
Sean M. Mahoney(1)	40%	80%	160%	100.0%	80.0%	$90,000
Thomas G. Healy	40%	80%	160%	91.3%	73.0%	$328,568
Troy G. Furbay	40%	80%	160%	101.0%	80.8%	$363,443
William J. Tennis	40%	80%	160%	106.3%	85.0%	$340,061

(1)	Mr. Mahoney departed the Company on March 31, 2018 and earned a target bonus prorated for the period of 2018 he was with the Company as part of his severance, pursuant to his severance agreement.

3.	Long-Term Incentive Compensation
Generally, we target providing at least approximately half of each executive’s target compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive sets. On this basis, our Compensation Committee determined that Mr. Brugger’s long-term equity incentive award should be more than 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow stockholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants. We generally grant equity awards annually in February.
Types of Awards
We grant an annual award to each executive officer. In 2018, annual awards consisted of 50% restricted stock subject to time-based vesting and 50% performance stock units, or PSUs, which were earned based on the achievement of specified performance criteria. Each of these types of awards is described in more detail below.
Restricted Stock
In 2018, 50% of each executive's target annual long-term incentive was granted in restricted stock to align the interests of our executive officers with those of our stockholders and to help retain the services of our executives through multi-year vesting schedules. Our restricted stock awards generally vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest.
LTIP Units
For 2019, instead of granting restricted stock for the time-based portion of the annual long-term incentive, our Compensation Committee granted long-term incentive plan units (“LTIP units”). LTIP units are designed to qualify as “profits interests” in DiamondRock Hospitality Limited Partnership, the Company's operating partnership, for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock. We believe that these full value awards provide alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.
Performance Stock Units
PSUs entitle each executive officer to earn shares of common stock subject to the achievement of certain performance targets. For PSUs granted in 2018 and vesting in 2021, 50% of the PSUs may be earned based on three-year relative stockholder return and 50% may be earned based on achieving improvement in the market share for each of the Company’s hotels over the three-year performance period.
Each executive officer is granted a target number of PSUs. The actual number of PSUs earned will range from zero to 150% of the target number of PSUs. Earned shares, if any, vest at the end of the three-year performance period.

Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as “re-invested” and are only earned to the extent the underlying PSU is also earned. PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
The total stockholder return PSUs are based on the Company’s percentile rank relative to a peer group at the end of the three-year performance period. The peer group is the same as the lodging REIT competitive set referred to above, with the addition of Host Hotels & Resorts. The number of PSUs earned is calculated in accordance with the following:

DRH Relative TSR Percentile Rank*	Percent of Target PSUs Earned
< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
> or Equal to 75th Percentile	150%

*
The number of PSUs earned is linearly interpolated for performance between the 30th and 75th percentile. Effective for the PSUs granted in 2018, the number of PSUs earned is also subject to a negative TSR cap that limits the number of PSUs earned to no more than target if absolute TSR is negative for any performance period.

The hotel market share PSUs are based on improvement in market share for each of the Company’s hotels during the three-year performance period. This is determined by establishing a baseline for each hotel of how well it is performing against its competitive set in the market at the beginning of the performance period. This is based on a report prepared for each hotel by STR Global, a well-recognized and universally accepted benchmarking service for the hospitality industry (“STR Report”). Improving the market share of our hotels leads to stronger results for our entire portfolio. At the end of the three-year performance period, a STR Report is again generated for each of our hotels. If 50% of our hotels have shown improvement by capturing a larger share of the market from its competitors over that three-year period, then the target number of PSUs for this component has been earned. The number of PSUs earned is calculated in accordance with the following:

Percentage of Hotels with Market Share Improvement*	Percent of Target PSUs Earned
< 30%	0%
30%	50%
50%	100%
> or Equal to 75%	150%

*	The number of PSUs earned is linearly interpolated for performance between 30% and 75%.
Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee believes that the PSU program, as currently designed, aligns our interests with those of stockholders because it calibrates earned compensation to our performance, measured both on an absolute basis and relative to our peers, which are investment alternatives for our stockholders.
Our Compensation Committee believes that our long-term incentive compensation program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value.
4.    Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Internal Revenue

Code (the “Code”). All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Brugger, as a member of our Board of Directors, is entitled to annual reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels; however, Mr. Brugger has never used this benefit.
We also have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.
Severance Agreements
We have entered into severance agreements with each of our named executive officers. In structuring these agreements, our Compensation Committee reviewed the severance agreements and policies as well as the employment contracts for the eight largest lodging self-managed REITs that were then currently SEC reporting companies. In addition, FW Cook reviewed the proposed components of the severance agreements on behalf of our Compensation Committee and provided advice on current market practices and emerging best practices regarding severance agreements. Our Compensation Committee also engaged its own legal counsel to represent the Company in the negotiation of the form of severance agreements with management.
The severance agreements provide each named executive officer with certain severance benefits if his employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to attract and retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Senior Executive Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Senior Executives
We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.
Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.
We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (six times in the case of the Chief Executive Officer and three times in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.38 per share for 2019).
Clawback Policy
Our Board of Directors has adopted a policy that, in the event of a restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the named executive officers on the basis of having met or exceeded specific performance targets for performance periods. If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.
Hedging, Short Sales, and Pledging Policies
Our board of directors has adopted policies pursuant to which members of the Board of Directors, each named executive officer and certain other executives are prohibited from selling any securities of the Company that are not owned at the time of the sale (“short sale”); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan.
Tax Deductibility of Executive Compensation
The rules of the SEC require that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to the Chief Executive Officer and certain other highly compensated executive officers. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the recently-exacted Tax Cuts and Jobs Act made certain changes to Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.
We are continuing to assess the impact of Section 162(m) of the Code on our compensation arrangements; however, because we are a real estate investment trust that generally does not pay corporate income taxes, the loss of deductibility of compensation will not have a significant adverse effect on us. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.
Section 409A of the Internal Revenue Code
        Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not satisfy the requirements of Section 409A of the Code. We maintain a nonqualified deferred compensation plan for our executive officers and such plan, along with certain severance arrangements, bonus arrangements and equity awards, have all been structured in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide deferred RSUs, which has been structured to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
        We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of the Proxy Statement for the fiscal year ended December 31, 2018.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of the Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of the Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Proxy Statement.

Submitted by the Compensation Committee

Bruce D. Wardinski, Chairman
Danial J. Altobello
Timothy R. Chi
Maureen L. McAvey
Gilbert T. Ray
William J. Shaw
Kathleen A. Wayton

EXECUTIVE OFFICER COMPENSATION SUMMARY

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($) (4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(6)	Total ($)
Mark W. Brugger	2018	775,000	2,900,000	1,045,487	379,974	5,100,461
President and Chief Executive Officer	2017	765,000	2,750,000	1,260,338	40,171	4,815,509
	2016	765,000	2,750,000	1,097,010	35,186	4,647,196
Jay L. Johnson	2018	325,564	550,000	315,561	31,834	1,222,959
Executive Vice President and Chief Financial Officer (1)	2017	—	—	—	—	—
	2016	—	—	—	—	—
Sean M. Mahoney	2018	199,035	—	—	931,165	1,130,200
Former Executive Vice President and Chief Financial Officer (2)	2017	450,000	1,150,000	472,500	40,171	2,112,671
	2016	424,000	900,000	424,000	35,186	1,783,186
Thomas G. Healy	2018	461,215	800,000	328,568	74,684	1,664,467
Executive Vice President and Chief Operating Officer (3)	2017	431,250	600,000	444,452	34,649	1,510,351
	2016	—	—	—	—	—
Troy G. Furbay	2018	526,222	875,000	363,443	116,335	1,881,000
Executive Vice President and Chief Investment Officer	2017	426,000	825,000	447,300	36,995	1,735,295
	2016	414,000	825,000	414,000	33,306	1,686,306
William J. Tennis	2018	445,012	630,000	340,061	87,316	1,502,389
Executive Vice President and General Counsel	2017	383,000	550,000	421,300	36,995	1,391,295
	2016	372,000	550,000	334,800	33,306	1,290,106

(1)	Mr. Johnson’s employment with the Company commenced on March 19, 2018. The amounts in the table above represent compensation Mr. Johnson received during his employment.

(2)	Mr. Mahoney’s employment with the Company ended on March 31, 2018. The amounts in the table above represent compensation Mr. Mahoney received during his employment.

(3)	Mr. Healy’s employment with the Company commenced on January 16, 2017. The amounts in the table above represent compensation Mr. Healy received during his employment.

(4)	The base salary amount for 2018 includes the payout of accrued vacation in connection with a change in the Company's paid-time-off policy.

(5)
The amounts reported under this column include time-based restricted stock awards and PSUs, which are described above under the heading “3. Long-Term Incentive Compensation.” The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018. The table above shows the grant date fair value of the PSUs based on probable outcome. The value of the PSUs is dependent on the Company’s performance over a three-year period and there is no assurance that the awards will be earned. The maximum dollar value of the PSUs granted in 2018 are as follows: Mr. Brugger - $2,175,000, Mr. Johnson - $412,000, Mr. Healy - $600,000, Mr. Furbay - $656,050 and Mr. Tennis - $472,500.

(6)	See the All Other Compensation table below for a breakdown of these amounts.

All Other Compensation Table
The following table sets forth more detailed information concerning the items included in the “All Other Compensation” column of the Summary Compensation Table above for 2018.

Name	Perquisites(1)	401(k) Employer Match	Severance Payments	Accrued Dividends(2)	Total All Other Compensation
Mark W. Brugger	$—	$11,000	$—	$368,974	$379,974
Jay L. Johnson	n/a	$11,000	$—	$20,834	$31,834
Sean M. Mahoney	n/a	$11,000	$900,000	$20,165	$931,165
Thomas G. Healy	n/a	$11,000	$—	$63,684	$74,684
Troy G. Furbay	n/a	$11,000	$—	$105,335	$116,335
William J. Tennis	n/a	$11,000	$—	$76,316	$87,316

(1)	Represents reimbursement for lodging, meals and certain other expenses at hotels either owned by us or other hotels for Mr. Brugger, who is also a director.

(2)	Represents cash dividends accrued on unvested restricted stock and dividend equivalent units earned on PSUs.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based incentive awards granted in 2018 to our named executive officers. Mr. Mahoney is not reported in the following table because he did not receive any plan-based incentive awards in 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Brugger		542,500	1,085,000	2,170,000	—	—	—	—	—
	3/2/2018	—	—	—	—	—	—	142,436	1,450,000
	3/2/2018	—	—	—	73,687	147,373	221,060	—	1,450,000
Jay L. Johnson		160,000	320,000	640,000	—	—	—	—	—
	4/2/2018	—	—	—	—	—	—	26,647	275,000
	4/2/2018	—	—	—	14,301	28,602	42,903	—	275,000
Thomas G. Healy		180,000	360,000	720,000	—	—	—	—	—
	3/2/2018	—	—	—	—	—	—	39,293	400,000
	3/2/2018	—	—	—	20,327	40,654	60,981	—	400,000
Troy G. Furbay		180,000	360,000	720,000	—	—	—	—	—
	3/2/2018	—	—	—	—	—	—	42,976	437,500
	3/2/2018	—	—	—	22,233	44,466	66,699	—	437,500
William J. Tennis		160,000	320,000	640,000	—	—	—	—	—
	3/2/2018	—	—	—	—	—	—	30,943	315,000
	3/2/2018	—	—	—	16,008	32,016	48,024	—	315,000

(1)
At a compensation committee meeting held on February 20, 2019, we awarded each of our named executive officers, pursuant to the 2018 cash incentive compensation program, the following amounts: Mr. Brugger - $1,045,487; Mr. Johnson - $315,561; Mr. Healy - $328,568; Mr. Furbay - $363,443 and Mr. Tennis - $340,061. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.

(3)	Represents restricted stock awards, which vest in three annual installments beginning February 27, 2018.

(4)	Represents the grant date fair value of the PSU awards as determined in accordance with FASB ASC Topic 718.
Outstanding Equity Awards
The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2018. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2018 with respect to its long-term equity incentive plan awards. Mr. Mahoney is not reported in the following table because he forfeited his outstanding equity awards upon his separation from the Company on March 31, 2018.

	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Mark W. Brugger	275,722	2,503,556	282,319	2,563,457
Jay L. Johnson	26,647	241,955	13,619	123,661
Thomas G. Healy	57,150	518,922	34,790	315,893
Troy G. Furbay	97,926	889,168	64,120	582,210
William J. Tennis	57,600	523,008	57,736	524,243

(1)	Based on the closing price of our common stock on December 31, 2018, which was $9.08.

(2)
Represents PSU awards, which are described at “3. Long-Term Incentive Compensation” above. The number of units assumes the performance period ended on December 31, 2018 and the executive earned 77.8% of target for the 2016 PSU awards, 49.3% of target for the 2016 PSU awards, and 48.2% of target for the 2017 PSU awards.

(3)	The restricted stock awards vest on the following schedule:

Name	Date of Grant	Number of Shares Remaining to Vest	Vesting Date
Mark W. Brugger	February 26, 2016	51,441 shares	February 27, 2019
	February 27, 2017	40,923 shares	February 27, 2019
	February 27, 2017	40,922 shares	February 27, 2020
	March 2, 2018	47.479 shares	February 27, 2019
	March 2, 2018	47,479 shares	February 27, 2020
	March 2, 2018	47,478 shares	February 27, 2021
Jay L. Johnson	April 2, 2018	8,882 shares	February 27, 2019
	April 2, 2018	8,882 shares	February 27, 2020
	April 2, 2018	8,883 shares	February 27, 2021
Thomas G. Healy	February 27, 2017	8,929 shares	February 27, 2019
	February 27, 2017	8,928 shares	February 27, 2020
	March 2, 2018	13,098 shares	February 27, 2019
	March 2, 2018	13,098 shares	February 27, 2020
	March 2, 2018	13,097 shares	February 27, 2021
Troy G. Furbay	February 26, 2016	7,950 shares	February 27, 2019
	February 26, 2016	11,223 shares	February 27, 2019
	February 26, 2016	11,224 shares	February 27, 2020
	February 27, 2017	12,277 shares	February 27, 2019
	February 27, 2017	12,276 shares	February 27, 2020
	March 2, 2018	14,325 shares	February 27, 2019
	March 2, 2018	14,325 shares	February 27, 2020
	March 2, 2018	14,326 shares	February 27, 2021
William J. Tennis	February 26, 2016	10,288 shares	February 27, 2019
	February 27, 2017	8,185 shares	February 27, 2019
	February 27, 2017	8,184 shares	February 27, 2020
	March 2, 2018	10,314 shares	February 27, 2019
	March 2, 2018	10,314 shares	February 27, 2020
	March 2, 2018	10,315 shares	February 27, 2021

Option Exercises and Stock Vested for the year ended December 31, 2018

Name	Number of Shares Acquired on Vesting of Restricted Stock Awards	Number of Shares Acquired on Vesting of PSUs(1)	Value Realized on Vesting (2)
Mark W. Brugger	124,016	67,237	$1,987,119
Jay L. Johnson	—	—	$—
Sean M. Mahoney	44,307	22,005	$688,982
Thomas G. Healy	8,929	—	$92,772
Troy G. Furbay	42,687	10,391	$551,480
William J. Tennis	24,803	13,447	$397,418

(1)	The number of shares issued upon the vesting of the PSUs granted in 2015 represented 51.75% of the target award.

(2)	Based on the closing price of our common stock on the vesting date, which was $10.39.

Nonqualified Deferred Compensation Plan

In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.
The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2018, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2018.

Name	Type of Compensation	Executive Contributions in 2018(1)	Company Contributions in 2018	Aggregate Earnings in 2018	Aggregate Withdrawals/Distributions	Aggregate Balance at 12/31/2018
Mark W. Brugger	Cash	$38,750	$—	$(16,570)	$—	$282,823
	Equity	$1,987,119	$—	$(780,429)	$—	$3,913,671
Jay L. Johnson	Cash	$—	$—	$—	$—	$—
	Equity	$—	$—	$—	$—	$—
Sean M. Mahoney	Cash	$—	$—	$—	$—	$—
	Equity	$688,982	$—	$96,066	$1,679,520	$—
Thomas G. Healy	Cash	$—	$—	$—	$—	$—
	Equity	$92,772	$—	$(11,697)	$—	$81,075
Troy G. Furbay	Cash	$—	$—	$(45,497)	$—	$439,152
	Equity	$485,545	$—	$(125,214)	$—	$687,256
William J. Tennis	Cash	$200,000	$—	$(53,860)	$—	$668,671
	Equity	$397,418	$—	$(164,146)	$—	$815,847

(1)
Reflects the deferral of base salary, annual cash incentive compensation and/or long-term equity incentive compensation received in 2018 under the deferred compensation plan. Such amounts are reflected in the Summary Compensation Table.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant’s termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant’s retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to each of the other executive officers, the sum of (x) their then current base salary and (y) their target bonus under our annual cash incentive compensation program.
In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) in the cases of death or disability, the immediate vesting of any unvested portion of any restricted stock or PSU award previously issued to the executive. If we terminate the executive’s employment without cause or such executive resigns with good reason, the executive can retain his PSUs, but he will not receive any shares until the end of the performance period and the number of shares issued will equal the target amount. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of PSUs earned based on the performance as of the date immediately prior to the change in control, but such awards may remain subject to service vesting for the remainder of the performance period, which vesting will be accelerated if there is a subsequent involuntary termination.
In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock awards and PSUs, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.
For the agreements entered into prior to 2009, which includes only the agreement for Mr. Brugger, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, Mr. Brugger, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on him under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. Under the agreements for Messrs. Tennis, Johnson Healy and Furbay, no excise tax gross-up protection is provided.
The following table sets forth a summary of our payment obligations pursuant to the severance agreements:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated without Cause or Resigned with Good Reason(1)(2)	Retirement (3)
Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of PSUs	No	No	Yes	Yes
Immediate vesting of PSUs	No	Yes	No	No
Modified tax-gross up	N.A.	N.A.	(4)	N.A

(1)
“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(2)
“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.

(3)	“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.

(4)
Messrs. Brugger and Mahoney are eligible to receive a modified excise tax gross-up, which is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. Messrs. Tennis, Healy and Furbay are not entitled to receive an excise tax gross up.

Cost of Termination under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our named executive officers were terminated as of December 31, 2018 under the terms of our severance agreements:

	Cash Severance	Prorated Target Bonus for Year of Termination	Continued Medical and Dental Benefits(1)	Value of Unvested Shares(2)	Value of Unvested PSUs(3)	Cost of Excise Tax Gross Up(4)	Total Cost of Termination
Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Jay L. Johnson	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Thomas G. Healy	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Troy G. Furbay	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
William J. Tennis	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
							$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	$5,580,000	$1,085,000	$49,514	$2,699,315	$2,563,457	n.a.	$11,977,286
Jay L. Johnson	$1,440,000	$320,000	$43,556	$251,947	$123,661	n.a.	$2,179,164
Thomas G. Healy	$1,620,000	$360,000	$43,556	$549,282	$315,893	n.a.	$2,888,731
Troy G. Furbay	$1,620,000	$360,000	$43,556	$968,564	$582,210	n.a.	$3,574,330
William J. Tennis	$1,440,000	$320,000	$38,793	$563,081	$524,243	n.a.	$2,886,117
							$23,505,628
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	$5,580,000	$1,085,000	$49,514	$2,699,315	$2,563,457	$—	$11,977,286
Jay L. Johnson	$1,440,000	$320,000	$43,556	$251,947	$123,661	n.a.	$2,179,164
Thomas G. Healy	$1,620,000	$360,000	$43,556	$549,282	$315,893	n.a.	$2,888,731
Troy G. Furbay (5)	$1,210,826	$360,000	$43,556	$968,564	$582,210	n.a.	$3,165,156
William J. Tennis	$1,440,000	$320,000	$38,793	$563,081	$524,243	n.a.	$2,886,117
							$23,096,454
Death or Disability
Mark W. Brugger	$—	$1,085,000	$49,514	$2,699,315	$2,563,457	n.a.	$6,397,286
Jay L. Johnson	$—	$320,000	$43,556	$251,947	$123,661	n.a.	$739,164
Thomas G. Healy	$—	$360,000	$43,556	$549,282	$315,893	n.a.	$1,268,731
Troy G. Furbay	$—	$360,000	$43,556	$968,564	$582,210	n.a.	$1,954,330
William J. Tennis	$—	$320,000	$38,793	$563,081	$524,243	n.a.	$1,446,117
							$11,805,628
Retirement
Mark W. Brugger	$—	$1,085,000	$—	$2,699,315	$2,563,457	n.a.	$6,347,772
Jay L. Johnson	$—	$320,000	$—	$251,947	$123,661	n.a.	$695,608
Thomas G. Healy	$—	$360,000	$—	$549,282	$315,893	n.a.	$1,225,175
Troy G. Furbay	$—	$360,000	$—	$968,564	$582,210	n.a.	$1,910,774
William J. Tennis	$—	$320,000	$—	$563,081	$524,243	n.a.	$1,407,324
							$11,586,653

(1)
The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2018. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.

(2)
Represents the value of the unvested shares as of December 31, 2018 calculated using $9.08 per share, the closing price of our common stock on December 31, 2018, and unvested cash dividends on those shares.

(3)
For valuation purposes, we have assumed the December 31, 2018 stock price of $9.08, the 2016, 2017 and 2018 PSU awards would be earned at 77.8%, 49.3% and 48.2% of target, respectively. However, except in the case of a change in control, PSUs will not be earned and converted into shares of common stock until the end of the performance period.

(4)
The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2018, (ii) all the named executive officers are terminated on December 31, 2018 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2018 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2018. Only Mr. Brugger would be eligible for an excise tax gross-up.

(5)	The amount of severance benefits payable to Mr. Furbay is subject to excise tax, therefore his cash severance has been reduced by $409,174 so that the payment does not trigger the excise tax.
Mr. Mahoney separated from the Company effective March 31, 2018. Under his severance agreement, Mr. Mahoney received a cash payment totaling $900,000 (less applicable deductions), which included his prorated target cash bonus for 2018. Additionally, Mr. Mahoney forfeited his unvested restricted stock and PSUs.
The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.
Pay Ratio Disclosure Rule
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Brugger.
We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.
For 2018, the annual total compensation of Mr. Brugger of $5,100,461, as shown in the Summary Compensation Table above, was approximately 26.7 times the annual total compensation of $190,766 of a median employee calculated in the same manner. We identified the median employee using the annual base salary and target annual cash incentive compensation, as of December 31, 2018, plus the grant date fair value of any long-term equity incentive awards granted in 2018 for all individuals, who were employed by us on December 31, 2018, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis).

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2018 and 2017. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2018 and 2017 were as follows:

	2018	2017
Audit Fees
Recurring audit(1)	$982,250	$853,200
Comfort letters, consents and assistance with documents filed with the SEC	117,000	187,500
Subtotal	1,099,250	1,040,700
Tax Fees	—	—
All Other Fees	—	—
Total	$1,099,250	$1,040,700

(1)
2018 amount includes $926,750 of recurring audit and quarterly review fees, $17,000 of fees for audits required by others and $38,500 of fees related to acquisitions during the year. 2017 amount includes $806,200 of recurring audit and quarterly review fees, $17,000 of fees for audits required by others and $30,000 of fees related to acquisitions during the year.

(2)	Audit-related fees include fees for professional services rendered for consulting services related to the evaluation or implementation of accounting and reporting standards.
Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2018 and 2017. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG LLP during the audit of our financial statements.
Policy for Hiring Members of our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PwC LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for internal audit services rendered by PwC LLP for the years ended December 31, 2018 and 2017 were $933,904 and $583,443, respectively.

AUDIT COMMITTEE REPORT
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2018. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2018 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2018 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:

1.	have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2018;

2.
have discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with Audit Committees), as modified or supplemented; and

3.
have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from DiamondRock and management.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

William J. Shaw, Chairman
Daniel J. Altobello
Timothy Chi
Maureen L. McAvey
Gilbert T. Ray
Bruce D. Wardinski
Kathleen A. Wayton

PRINCIPAL AND MANAGEMENT STOCKHOLDERS
The table below shows the amount of our common stock beneficially owned as of March 12, 2019 by (i) each director and nominee for director, (ii) our named executive officers, (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of our common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 12, 2019, including any shares which could be purchased by the exercise of options at or within 60 days after March 12, 2019.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors and executive officers have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent (1)
Directors and named executive officers:
William W. McCarten	330,653	(2)	*
Mark W. Brugger	1,091,551	(3)	*
Daniel J. Altobello	92,650		*
Timothy Chi	30,472		*
Maureen L. McAvey	51,046	(4)	*
Gilbert T. Ray	—	(5)	*
William J. Shaw	19,742		*
Bruce D. Wardinski	45,886		*
Kathleen A. Wayton	—	(6)	*
Jay L. Johnson	55,324	(7)	*
Thomas G. Healy	72,682	(8)	*
Troy G. Furbay	109,590	(9)	*
William J. Tennis	163,302	(10)	*
Directors and executive officers as a group (13 persons)(11)	2,062,898		1.0%
5% Holders:
BlackRock, Inc.(12)	37,862,365		18.7%
The Vanguard Group (13)	32,053,700		15.9%
FMR LLC(14)	11,168,718		5.5%
* Represents less than 1% of the number of shares of common stock outstanding as of March 12, 2019.

(1)
Calculated using 202,144,913 shares of common stock outstanding as of March 12, 2018, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.

(2)	In accordance with the SEC rules, this does not include 21,992 deferred stock units granted to Mr. McCarten.

(3)
Mr. Brugger’s shares include (i) 272,029 shares of unvested restricted stock granted to him under our Incentive Plan, as amended (the “Incentive Plan”) and (ii) 819,522 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 661,334 deferred stock units or [_____] unvested PSUs granted to Mr. Brugger.

(4)	In accordance with the SEC rules, this does not include 39,838 deferred stock units granted to Ms. McAvey.

(5)	In accordance with the SEC rules, this does not include 73,108 deferred stock units granted to Mr. Ray.

(6)	In accordance with the SEC rules, this does not include 1,995 deferred stock units granted to Ms. Wayton.

(7)
Mr. Johnson’s shares include 55,324 shares of unvested restricted stock granted to him under our Incentive Plan. In accordance with the SEC rules, this does not include 8,882 deferred stock units or [_____] unvested PSUs granted to Mr. Johnson.

(8)
Mr. Healy’s shares include (i) 72,682 shares of unvested restricted stock granted to him under our Incentive Plan. In accordance with the SEC rules, this does not include 30,956 deferred stock units or [_____] unvested PSUs granted to Mr. Healy.

(9)
Mr. Furbay’s shares include (i) 81,728 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 27,862 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 142,784 deferred stock units or [_____] unvested PSUs granted to Mr. Furbay.

(10)
Mr. Tennis’ shares include (i) 69,893 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 93,409 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 146,228 deferred stock units or [_____] unvested PSUs granted to Mr. Tennis.

(11)	Includes an aggregate of 1,511,242 shares of common stock and 551,656 shares of unvested restricted stock.

(12)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 28, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock Inc. has sole voting power with respect to 37,011,845 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(13)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 11, 2019. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that The Vanguard Group, Inc. has sole voting power with respect to 386,995 shares of common stock, shared voting power with respect to 233,003 shares of common stock, sole dispositive power with respect to 31,638,410 shares of common stock and shared dispositive power with respect to 415,290 shares of common stock.

(14)
Based solely on information contained in a Schedule 13G/A filed by FMR LLC with the SEC on January 10, 2019. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. The Schedule 13G/A indicates that FMR LLC has sole voting power with respect to 6,892,429 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

Related Party Transactions
There were no material related party transactions during 2018. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters - Other Corporate Governance Matters  - Conflicts of Interest” elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2018, our Compensation Committee consisted of Messrs. Altobello, Chi, Ray, Shaw and Wardinski and Ms. McAvey. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2018 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis, with the exception of (i) a Form 4 filed on March 5, 2018 by Mr. Mahoney to report shares of common stock earned pursuant to previously granted PSUs that were earned and settled on February 27, 2018 and (ii) a Form 4 filed on March 5, 2018 by each of Messrs. Brugger, Furbay and Tennis to report shares of common stock earned pursuant to previously granted PSUs that were earned and settled on February 27, 2018.

OTHER MATTERS
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2020 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2020 annual meeting must be received by us no later than the close of business on November  , 2019. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary.
In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2020 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received by our Company between October , 2019 and November , 2019. Our Bylaws state that such notice and other required information must be received by our Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Other Stockholder Proposals
Our Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced of delayed more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 150 days and not later than 120 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced, whichever is later. Accordingly, such notice must be received in writing at our principal executive office not earlier than October  , 2019 nor later than November  , 2019, unless our 2020 annual meeting of stockholders is scheduled to take place before April 7, 2020 or after June 6, 2020. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in the Bylaws.

Appendix A - Proposed Charter Amendment
Set forth below is text of the Company’s Proposed Charter Amendment. This is the entire text of Article VIII, Section 8.2 of our Charter, with the deletions proposed by proposal 4 indicated by strike out and the additions indicated by bold text:
Section 8.2 Approval of Charter Amendments and Extraordinary Actions.

~~(a) Required Votes.~~ Upon being declared advisable by the Board of Directors, the affirmative vote of the holders of shares entitled to cast at least ~~two-thirds~~ a majority of the votes entitled to be cast on the matter~~, each voting as a separate class,~~ shall be necessary to effect any:

(i) amendment to the Charter, except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter;

(ii) share exchange, merger or consolidation of the Corporation with or into any person, except for those mergers permitted to be effected without stockholder approval under Maryland law; or

(iii) sale of all or substantially all of the assets of the Corporation, or liquidation or dissolution of the Corporation~~; provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least 75% of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposed action or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such matter~~.

~~(b) Continuing Directors. “Continuing Directors” means the directors identified in Section 5.1 and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then serving as a director of the Corporation.~~

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2019. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 01 William W. McCarten | ☐ | ☐ | ☐ |
| 02 Mark W. Brugger | ☐ | ☐ | ☐ |
| 03 Timothy R. Chi | ☐ | ☐ | ☐ |
| 04 Maureen L. McAvey | ☐ | ☐ | ☐ |
| 05 Gilbert T. Ray | ☐ | ☐ | ☐ |
| 06 William J. Shaw | ☐ | ☐ | ☐ |
| 07 Bruce D. Wardinski | ☐ | ☐ | ☐ |
| 08 Kathleen A. Wayton | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

**NOTE:** The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any postponement or adjournment of the meeting.

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, AR/Form 10-K is/are available at www.proxyvote.com

DIAMONDROCK HOSPITALITY COMPANY

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement and hereby appoints William J. Tennis and Mark W. Brugger, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution in each of them, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland on Tuesday, May 7, 2019 at 10:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

**WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR ALL OTHER PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.**

**Continued and to be signed on reverse side**

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